FORM 3                    U.S. SECURITIES AND EXCHANGE
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 20(f) of the Investment Company Act of 1949

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1.  Name and Address of Reporting Person

Link, Max, Ph.D.
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    (Last)                      (First)                   (Middle)

230 Central Park West, Apt. 14A
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                                  (Street)

New York                    NY                      10024
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    (City)                     (State)                 (Zip Code)

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2.  Date of Event          4.  Issuer Name and Ticker or Trading Symbol
Requiring Statement
(Month/Day/Year)           Discovery Laboratories, Inc. ("Discovery")

11/25/97                   DSCO


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                           5.  Relationship of Reporting Person to Issuer
3.  IRS or Social                                   (Check all applicable)
Security Number of
Reporting Person            |X|  Director                |_|  % Owner
(Voluntary)
                            |_|  Officer (give title     |_|  Other (specify
                                               below)

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6.  If Amendment, Date of
Original (Month/Day/Year)


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Table I - Non- Derivative Securities Beneficially Owned

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1.  Title of Security  2.  Amount of Securities  3.  Ownership Form:               4.  Nature of Indirect Beneficial
     (Instr. 4)             Beneficially Owned        Direct (D) or Indirect (I)        Ownership (Instr. 5)
                            (Instr. 4)                (Instr. 5)

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
Common Stock           9,728                     D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


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

    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative Security  2.  Date Exercisable and  3.  Title and Amount of      4.  Conversion     5.  Ownership form of
     (Instr. 4)                   Expiration Date           Securities Underlying        or Exercise        Derivative Security:
                                  (Month/Day/               Derivative Security          Price of           Direct (D) or
                                  Year)                     (Instr. 4)                   Derivative         Indirect (I)  (Instr.
                                                                                         Security           5)
                                  -----------------------------------------------------
                                  Date        Expiration    Title             Amount or
                                  Exerci-     Date                            Number of
                                  sable                                       Shares
----------------------------------------------------------------------------------------------------------- -----------------------
Non-Statutory Stock Options       9/1/96      9/1/2006      Common Stock     3,891       $0.60              D
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

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1.  Title of Derivative Security  6.  Nature of Indirect Beneficial Ownership
     (Instr. 4)                   (Instr. 5)






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Non-Statutory Stock Options
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


        /s/ Max Link, Ph.D.                              December 5, 1997
      ---------------------------------                       Date
      ** Signature of Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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